Atrion Reports Second Quarter Results

Diluted EPS Increases by 12%

ALLEN, TX -- (Marketwire - August 03, 2009) - Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter of 2009 diluted earnings per share were up 12% and revenues were up 7% compared to the results for the second quarter of 2008.

Atrion's revenues for the quarter ended June 30, 2009 totaled $26,001,000 compared with $24,242,000 in the same period in 2008. On a diluted per share basis, earnings for the period increased to $2.30 as compared to $2.06 in the same quarter of last year. Net income for the second quarter totaled $4,657,000 compared to $4,135,000 in last year's second quarter.

Commenting on the Company's performance for the second quarter compared to the second quarter of 2008, Emile A. Battat, Chairman and CEO, said, "We are very pleased with the growth in revenues and earnings given the general trend of declining hospital purchasing, and the slump experienced by the boating industry." Mr. Battat continued, "We are especially gratified that our gross margins improved, while we continued to hold operating expenses essentially flat. As a result, operating income for the current quarter was up 15% compared to the second quarter of 2008. Had our tax rate remained at the 33.1% experienced in the second quarter of last year, diluted EPS also would have shown a 15% increase over the prior year period. The actual 35.0% tax rate for the current year quarter reduced this growth in earnings to 12%. Cash flow remained very strong as our cash plus short and long term investments climbed to $26.2 million at the end of the second quarter, an increase of $4.8 million from the balance on March 31, 2009." Mr. Battat concluded, "Given the depressed economy, current trends impacting our customers are likely to continue for the remainder of this year and beyond. The impact on OEM suppliers tends to lag conditions in the markets they serve. Continuing softness in these markets could therefore affect us more in coming quarters than in the first half of this year. Nonetheless, we remain confident in achieving at least moderate growth in diluted earnings per share in the second half of 2009 compared to the second half of 2008."

Revenues for the first six months of 2009 of $51,048,000 were 5% higher than revenues of $48,844,000 in the first half of 2008. Diluted earnings per share for the first half of 2009 increased 12% to $4.37 from $3.89 in the first six months of 2008.

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding current trends impacting the Company's customers for the remainder of 2009 and beyond, the effects of softness in certain markets, and growth in diluted earnings per share in the second half of 2009. Words such as "expects," "believes," "anticipates," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                            ATRION CORPORATION
                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share data)

                                    Three Months           Six Months
                                   Ended June 30,        Ended June 30,
                                --------------------  --------------------
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
Revenues                        $  26,001  $  24,242  $  51,048  $  48,844
Cost of goods sold                 13,970     13,137     27,929     27,059
                                ---------  ---------  ---------  ---------
   Gross profit                    12,031     11,105     23,119     21,785
Operating expenses                  4,994      4,974      9,974     10,200
                                ---------  ---------  ---------  ---------
   Operating income                 7,037      6,131     13,145     11,585

Interest income (expense), net        127         49        229         85
Other income (expense), net            --          1          1          1
                                ---------  ---------  ---------  ---------
Income before income taxes          7,164      6,181     13,375     11,671
Income tax provision               (2,507)    (2,046)    (4,584)    (3,880)
                                ---------  ---------  ---------  ---------
   Net income                   $   4,657  $   4,135  $   8,791  $   7,791
                                =========  =========  =========  =========

Income per basic share          $    2.35  $    2.10  $    4.45  $    3.99
                                =========  =========  =========  =========

Weighted average basic shares
 outstanding                        1,980      1,965      1,977      1,954
                                =========  =========  =========  =========

Income per diluted share        $    2.30  $    2.06  $    4.37  $    3.89
                                =========  =========  =========  =========

Weighted average diluted shares
 outstanding                        2,021      2,005      2,012      2,004
                                =========  =========  =========  =========

                            ATRION CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                              (In thousands)

                                                      June 30,    Dec. 31,
ASSETS                                                 2009        2008
                                                    ----------- -----------
                                                    (Unaudited)
Current assets:
   Cash and cash equivalents                        $    13,942 $    12,056
   Short-term investments                                 7,790       4,692
                                                    ----------- -----------
      Total cash and short-term investments              21,732      16,748
   Accounts receivable                                   11,810      10,875
   Inventories                                           18,786      20,169
   Prepaid expenses and other                             1,369         719
   Deferred income taxes                                    596         596
                                                    ----------- -----------
         Total current assets                            54,293      49,107

Long-term investments                                     4,420          --
Property, plant and equipment, net                       53,510      53,370
Other assets                                             12,658      12,876
                                                    ----------- -----------

                                                    $   124,881 $   115,353
                                                    =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities                                    6,841       6,213
   Line of credit                                            --          --
   Other non-current liabilities                          8,816       8,298
   Stockholders' equity                                 109,224     100,842
                                                    ----------- -----------

                                                    $   124,881 $   115,353
                                                    =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800